                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C.   20549

                                  ______________

                                     FORM 8-K

                                  CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) February 28, 1997


                      CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)


     Vermont                        1-8222                03-0111290
(State of other jurisdic-        (Commission            (IRS Employer
 tion of incorporation)           File Number)           Identification No.)


   77 Grove Street, Rutland, Vermont                    05701
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code (802) 773-2711


                              N/A
(Former name or former address, if changed since last report)


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Item 5.  Other Events.

     Central Vermont Public Service Corporation (the Company) is an investor-owned company providing energy and energy-related services in nearly three-quarters of the towns, villages and cities in Vermont. Through a wholly owned subsidiary, Connecticut Valley Electric Company Inc. (Connecticut Valley), services customers in thirteen towns in New Hampshire.

     On February 28, 1997 the New Hampshire Public Utilities Commission (NHPUC) released its Final Plan to restructure the electric utility industry in New Hampshire pursuant to legislation enacted in New Hampshire during 1996. Concurrently, supplemental utility-specific orders to establish interim stranded cost charges were issued. Each utility is required to file comprehensive plans no later than June 30, 1997 which comply with the Final Plan and the supplemental orders. However, the 1996 legislation states that utilities shall not be required to implement their compliance filings unless compliance filings representing at least seventy percent of New Hampshire retail kilowatt hour sales, on an annual basis, have been or are being implemented.

     In its Final Plan, the NHPUC announced a departure from cost-based ratemaking and instead adopted a market-priced approach to stranded cost recovery. In addition, the supplemental order specific to Connecticut Valley denies stranded cost recovery related to its Federal Energy Regulatory Commission (FERC) approved power contract with the Company and further ordered Connecticut Valley to terminate the contract. The net revenue loss associated with costs potentially disallowed under the power contract are preliminarily estimated by the Company to total approximately $80.0 million (pre-tax) over a twenty-eight year period on a nominal dollar basis. The Company intends to vigorously pursue the recovery of these costs and will continue to assess the likelihood of recovery. If it is determined that it is probable that FERC will not permit recovery of these costs, the Company would have to assess the likelihood and magnitude of losses incurred under both Statement of Financial Accounting Standards (SFAS) No. 5, Accounting for Contingencies and SFAS No. 121, Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of.

     Unless the Final Plan or supplemental order is stayed or modified, Connecticut Valley will no longer be able to apply SFAS No. 71, Accounting For The Effects of Certain Types of Regulation, and the Company may have to remove from its balance sheet substantially all of its regulatory assets associated with New Hampshire regulated business as of the quarter ended March 31, 1997. The amount of the first quarter 1997 potential write-off is estimated at approximately $2.6 million on a pre-tax basis.

     The Final Plan and supplemental order also contain rulings on numerous issues that may have a substantial effect on the operations of the Company. Included among these rulings is the requirement that Connecticut Valley divest within two years all of its wholesale power purchase contracts; a prohibition on the remaining distribution company and its affiliates from engaging in retail marketing or load aggregation services; and a mandate for the filing of tariffs with the FERC for the provision of unbundled retail transmission service. The supplemental order did approve the recovery through interim stranded cost charges of the projected above market power costs associated with purchases from Qualifying Facilities that were previously approved by the NHPUC.

     The Company intends to fully examine its legal remedies and to vigorously pursue them.

     The Company cannot predict whether the ultimate outcome of this matter would have a material adverse effect on the Company's results of operations, cash flows, and ability to obtain capital at competitive rates.

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                                  SIGNATURE





     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                  CENTRAL VERMONT PUBLIC SERVICE CORPORATION


                  BY           JAMES M. PENNINGTON
                       James M. Pennington, Controller and
                        Principal Accounting Officer

March 7, 1997